Exhibit 107

Calculation of Filing Fee Tables

424B(1)

(Form Type)

Wells Fargo Commercial Mortgage Securities, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid
Fees Previously Paid	Mortgage Backed Securities	Wells Fargo Commercial Mortgage Trust 2025-C64, Commercial Mortgage Pass-Through Certificates, Series 2025-C64	457(s)	$719,397,000	100%	$719,397,000	0.00015310	$110,139.69
Carry Forward Securities
Carry Forward Securities

	Total Offering Amount					$719,397,000		$110,139.69
	Total Fees Previously Paid							$110,139.69(3)
	Total Fee Offsets
	Net Fees Due							$0.00

(1)	This is the final prospectus for the Wells Fargo Commercial Mortgage Trust 2025-C64, Commercial Mortgage Pass-Through Certificates, Series 2025-C64 offering.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Payment of the registration fee was made in connection with the filing of the preliminary prospectus (accession number: 0001539497-25-000293).